Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ACCELERATE DIAGNOSTICS, INC.

Accelerate Diagnostics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  That the following resolutions were duly adopted by the Corporation’s Board of Directors, in accordance with the Corporation’s Bylaws and the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation as follows:

RESOLVED, that the Certificate of Incorporation be amended by deleting the current text of the first paragraph of Article IV (Capital Stock) in its entirety and replacing it with the following text (the “Amendment”):

“The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock and Preferred Stock that the Corporation shall have the authority to issue is eighty million (80,000,000), of which seventy-five million (75,000,000) shares shall be Common Stock, par value $0.001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

FURTHER RESOLVED, any officer of the Corporation is authorized and directed to execute and file the Amendment with the Secretary of State of the State of Delaware and to take such further actions and execute such additional documents and make such additional filings as such officer shall determine to be necessary or appropriate to effectuate the foregoing resolutions.

FURTHER RESOLVED, that all actions heretofore taken by the officers, directors, or agents of the Corporation relating to the foregoing resolutions, be, and they are hereby, approved, adopted, ratified, and confirmed in all respects.

SECOND:  The foregoing Amendment to the Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors by written consent in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  The foregoing Amendment to the Certificate of Incorporation was duly approved by the Corporation’s stockholders by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the undersigned duly authorized officer who declares under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to his knowledge.

Dated: March 10, 2016

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Steve Reichling
Name:	Steve Reichling
Title:	Chief Financial Officer